Exhibit 3.1
CERTIFICATE OF INCORPORATION OF
NEW DURA, INC.
ARTICLE ONE
NAME
     The name of the Corporation is New Dura, Inc. (the “Corporation”).
ARTICLE TWO
REGISTERED OFFICE AND AGENT
     The address of the Corporation’s registered office in the State of Delaware is 1209 Orange Street, in the City of Wilmington, County of New Castle, 19801. The name of its registered agent at such address is The Corporation Trust Company.
ARTICLE THREE
PURPOSE
     The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the Delaware General Corporation Law (the “DGCL”).
ARTICLE FOUR
CAPITAL STOCK
     Section 1. Authorized Shares. The total number of shares of all classes of capital stock which the Corporation shall have authority to issue is 158,199,000 shares, of which:
     155,555,000 shares, par value $0.01 per share, shall be shares of common stock (the “Common Stock”); and
     2,644,000 shares, par value $0.01 per share, shall be shares of initially undesignated preferred stock (“Preferred Stock”).
     Section 2. Common Stock. Except as (i) otherwise required by law or (ii) expressly provided in this Certificate of Incorporation (as amended from time to time), each share of Common Stock shall have the same powers, rights and privileges and shall rank equally, share ratably and be identical in all respects as to all matters.
     (a) Dividends. Subject to the rights of the holders of Preferred Stock and to the other provisions of this Certificate of Incorporation (as amended from time to time), holders of Common Stock shall be entitled to receive equally, on a per share basis, such dividends and other distributions in cash, securities or other property of the Corporation as may be declared thereon by the Board of Directors from time to time out of assets or funds of the Corporation legally available therefor.
     (b) Voting Rights. At every annual or special meeting of stockholders of the Corporation, each holder of Common Stock shall be entitled to cast one (1) vote for each share of Common Stock standing in such holder’s name on the stock transfer records of the Corporation.
     (c) Liquidation Rights. In the event of any liquidation, dissolution or winding up of the affairs of the Corporation, whether voluntary or involuntary, after payment or provision for payment of the Corporation’s debts and amounts payable upon shares of Preferred Stock entitled to a preference or participation, if any, over holders of Common Stock upon such dissolution, liquidation or winding up, the remaining net assets of the Corporation shall be distributed among holders of shares of Common Stock equally on a per share basis. A merger or consolidation of the Corporation with or into any other corporation or other entity, or a sale or conveyance of all or any part of the assets of the Corporation (which shall not in fact result in the liquidation of the Corporation and the distribution of assets to its stockholders) shall not be deemed to be a voluntary or involuntary liquidation or dissolution or winding up of the Corporation within the meaning of this Paragraph (c).
     (d) Conversion Rights. The Common Stock shall not be convertible into, or exchangeable for, shares of any other class or classes or of any other series of the same class of the Corporation’s capital stock.
     (e) Preemptive Rights. No holder of Common Stock shall have any preemptive rights with respect to the Common Stock or any other securities of the Corporation, or to any obligations convertible (directly or indirectly) into securities of the Corporation whether now or hereafter authorized.
     Section 3. Preferred Stock. The Board of Directors is authorized, subject to limitations prescribed by law or any exchange on which the Corporation’s securities may then be listed and to the rights of the holders of any existing series of Preferred Stock, if any, to provide by resolution or resolutions for the issuance of all or any of the shares of Preferred Stock in one or more class or series, to establish the number of shares to be included in each such class or series, and to fix the voting powers, designations, powers, preferences, and relative, participating, optional, or other rights, if any, of the shares of each such class or series, and any qualifications, limitations, or restrictions thereof including, without limitation, the authority to provide that any such class or series may be (i) subject to redemption at such time or times and at such price or prices; (ii) entitled to receive dividends (which may be cumulative or non-cumulative) at such rates, on such conditions, and at such times, and payable in preference to, or in such relation to, the dividends payable on any other class or classes or any other series; (iii) entitled to such rights upon the dissolution of, or upon any distribution of the assets of, the Corporation; or (iv) convertible into, or exchangeable for, shares of any other class or classes of stock, or of any other series of the same or any other class or classes of stock, of the Corporation at such price or prices or at such rates of exchange and with such adjustments; all as may be stated in such resolution or resolutions. Irrespective of the provisions of Section 242(b)(2) of the DGCL, the number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding or reserved for issuance) by the affirmative vote of the holders of a majority in voting power of the stock of the Corporation entitled to vote, without the separate vote of the holders of the Preferred Stock as a class. Subject to Section 1 of Article Four, the Board of Directors is also expressly authorized to increase or decrease the number of shares of any class or series of Preferred Stock subsequent to the issuance of shares of that class or series, but not below the number of shares of such class or series then outstanding. In case the number of shares of any class or series shall be decreased in accordance with the foregoing sentence, the shares constituting such decrease shall resume the status that they had prior to the adoption of the resolution originally fixing the number of shares of such class or series.
     Section 4. Non-voting Equity Securities. The Corporation shall not issue any class of non-voting equity securities unless and solely to the extent permitted by Section 1123(a)(6) of the Bankruptcy Code as in effect on the date of filing this Certificate of Incorporation with the Secretary of State of the State of Delaware; provided, however, that this Section 4: (A) will have no further force and effect beyond that required under Section 1123(a)(6) of the Bankruptcy Code; (B) will have such force and effect, if any, only for so long as Section 1123(a)(6) of the Bankruptcy Code is in effect and applicable to the Corporation; and (C) in all events may be amended or eliminated in accordance with applicable law from time to time in effect.
ARTICLE FIVE
DURATION
     The Corporation is to have perpetual existence.
ARTICLE SIX
BOARD OF DIRECTORS
     Section 1. Number of Directors. Until the third anniversary of the Effective Date, the number of directors which shall constitute the Board of Directors shall be seven (7); provided, however, that after the third anniversary of the Effective Date, the number of directors which shall constitute the Board of Directors shall be no greater than seven (7) and no less than three (3) and shall be fixed from time to time by resolution adopted by the affirmative vote of a majority of the total number of directors then in office. As used herein, the term “Effective Date” means the date selected by the Corporation that is a business day after the entry of the order by the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”) on which (i) no stay of such confirmation order is in effect and (ii) all conditions specified in the Revised Joint Plan of Reorganization under Chapter 11 of the Bankruptcy Code of the Corporation (the “Plan”), as confirmed on May 13, 2008, by order of the Bankruptcy Court, relating to the Corporation, have been satisfied or waived.
     Section 2. Election and Term of Office. The directors constituting the Corporation’s initial Board of Directors shall be appointed under the Plan and shall serve an initial term of three (3) years (the “Initial Term”) and any successor to any director during the Initial Term shall serve for the term provided in Section 3 of this Article Six. Thereafter, the directors shall be elected on an annual basis by a plurality of the votes of the shares present in person or represented by proxy at the meeting and entitled to vote in the election of directors; provided, however, that after the Initial Term whenever the holders of any class or series of capital stock of the Corporation are entitled to elect one or more directors pursuant to the provisions of this Certificate of Incorporation (including, but not limited to, any duly authorized certificate of designation), such directors shall be elected by a plurality of the votes of such class or series present in person or represented by proxy at the meeting and entitled to vote in the election of such directors. The directors shall be elected and shall hold office only in this manner, except as expressly provided in Sections 3 and 4 of this Article Six. Subject to the rights, if any, of the holders of any series of Preferred Stock then outstanding, each director shall hold office until a successor is duly elected and qualified or until his or her earlier death, resignation or removal. Elections of directors need not be by written ballot unless the Bylaws of the Corporation shall so provide.
     Section 3. Newly-Created Directorships and Vacancies. Subject to the rights, if any, of the holders of any series of Preferred Stock then outstanding, any newly created directorships resulting from any increase in the number of directors occurring after the Initial Term, or any vacancies in the Board of Directors resulting from death, resignation, retirement, disqualification, removal from office or any other cause occurring at any time may be filled, so long as there is at least one remaining director, only by a majority vote of the non-employee directors or by the sole remaining director, as applicable; provided, however, that at any given time at least two directors serving on the Board of Directors shall be considered to be “independent” within the meaning of rules promulgated by the Nasdaq National Market from time to time. Directors elected to fill (i) vacancies occurring during the Initial Term shall hold office until the end of the Initial Term and until the next annual meeting at which his or her successor shall be duly elected and qualified, or until his or her earlier death, resignation or removal as hereinafter provided, and (ii) a directorship newly created, or other vacancies occurring, after the Initial Term shall hold office until the next annual meeting of stockholders and his or her successor has been duly elected and qualified, or until his or her earlier death, resignation or removal as hereinafter provided.
     Section 4. Removal of Directors. Subject to the rights of the holders of any series of Preferred Stock then outstanding, any director may be removed from office at any time for cause, at a meeting called for that purpose, but only by the affirmative vote of the holders of at least 66-2/3% of the voting power of all outstanding shares of the Corporation entitled to vote generally in the election of directors, voting together as a single class.
     Section 5. Rights of Holders of Preferred Stock. Notwithstanding the provisions of this Article Six, whenever the holders of one or more series of Preferred Stock issued by the Corporation shall have the right, voting separately or together by series, to elect directors at an annual or special meeting of stockholders, the election, term of office, filling of vacancies and other features of such directorship shall be governed by the rights of such Preferred Stock as set forth in the certificate of designations governing such series.
     Section 6. Bylaws. The Board of Directors is expressly authorized to adopt, amend or repeal the Bylaws of the Corporation. Notwithstanding the foregoing and anything contained in this Certificate of Incorporation to the contrary, the Bylaws of the Corporation shall not be amended or repealed by the stockholders, and no provision inconsistent therewith shall be adopted by the stockholders, without the affirmative vote of (i) the holders of at least a majority of the voting power of all outstanding shares of the Corporation entitled to vote generally in the election of directors, voting together as a single class and (ii) the holders of at least a majority of the then-outstanding shares of the series of Preferred Stock issued on the Effective Date (the “Outstanding Preferred Stock”), voting separately as a single class; provided, however, if at any time the shares of Outstanding Preferred Stock represent an aggregate liquidation value of less than $50,000, only the affirmative vote required by clause (i) of this Section 6 shall be required to take any such action.
ARTICLE SEVEN
LIMITATION OF LIABILITY
     To the fullest extent permitted by the DGCL as it now exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader director protection rights than permitted prior thereto), no director of the Corporation shall be liable to the Corporation or its stockholders for monetary damages arising from a breach of fiduciary duty owed to the Corporation or its stockholders. Any repeal or modification of this Article Seven by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.
ARTICLE EIGHT
INDEMNIFICATION
     Section 1. Right to Indemnification. Each person who was or is made a party or is threatened to be made a party to or is involved (including, without limitation, as a witness) in any actual or threatened action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a “proceeding”), by reason of the fact that he is or was a director or officer of the Corporation or is or was serving at the request of the Corporation as a director or officer of another corporation or of a partnership, limited liability company, joint venture, trust or other enterprise, including service with respect to an employee benefit plan (hereinafter an “Indemnitee”), whether the basis of such proceeding is alleged action in an official capacity as a director, officer or in any other capacity while so serving, shall be indemnified and held harmless by the Corporation to the full extent authorized by the DGCL, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than said law permitted the Corporation to provide prior to such amendment), or by other applicable law as then in effect, against all expense, liability and loss (including attorneys’ fees and related disbursements, judgments, fines, excise taxes and penalties under the Employee Retirement Income Security Act of 1974, as amended from time to time (“ERISA”), penalties and amounts paid or to be paid in settlement) actually and reasonably incurred or suffered by such Indemnitee in connection therewith, and such indemnification shall continue as to a person who has ceased to be a director, officer, partner, member or trustee and shall inure to the benefit of his or her heirs, executors and administrators. Each person who is or was serving as a director or officer of a subsidiary of the Corporation shall be deemed to be serving, or have served, at the request of the Corporation. Any indemnification (but not advancement of expenses) under this Article Eight (unless ordered by a court) shall be made by the Corporation only as authorized in the specific case upon a determination that indemnification of the director or officer is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the DGCL, as the same exists or hereafter may be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than said law permitted the Corporation to provide prior to such amendment). Such determination shall be made with respect to a person who is a director or officer at the time of such determination (a) by a majority vote of the directors who were not parties to such proceeding (the “Disinterested Directors”), even though less than a quorum, (b) by a committee of Disinterested Directors designated by a majority vote of Disinterested Directors, even though less than a quorum, (c) if there are no such Disinterested Directors, or if such Disinterested Directors so direct, by independent legal counsel in a written opinion, or (d) by the stockholders.
     Section 2. Advancement of Expenses. Expenses (including attorneys’ fees, costs and charges) incurred by an Indemnitee in defending a proceeding shall be paid by the Corporation in advance of the final disposition of such proceeding upon receipt of an undertaking by or on behalf of the Indemnitee to repay all amounts so advanced in the event that it shall ultimately be determined that such Indemnitee is not entitled to be indemnified by the Corporation as authorized in this Article Eight. The majority of the Disinterested Directors or a committee thereof may, in the manner set forth above, and upon approval of such Indemnitee, authorize the Corporation’s counsel to represent such person, in any proceeding, whether or not the Corporation is a party to such proceeding.
     Section 3. Procedure for Indemnification. Any indemnification or advance of expenses (including attorneys’ fees, costs and charges) under this Article Eight shall be made promptly, and in any event within 30 days upon the written request of the Indemnitee (and, in the case of advance of expenses, receipt of a written undertaking by or on behalf of Indemnitee to repay such amount if it shall ultimately be determined that Indemnitee is not entitled to be indemnified therefor pursuant to the terms of this Article Eight). The right to indemnification or advances as granted by this Article Eight shall be enforceable by the Indemnitee in any court of competent jurisdiction, if the Corporation denies such request, in whole or in part, or if no disposition thereof is made within 30 days. Such person’s costs and expenses incurred in connection with successfully establishing his/her right to indemnification, in whole or in part, in any such action shall also be indemnified by the Corporation. It shall be a defense to any such action (other than an action brought to enforce a claim for the advance of expenses (including attorney’s fees, costs and charges) under this Article Eight where the required undertaking, if any, has been received by the Corporation) that the claimant has not met the standard of conduct set forth in the DGCL, as the same exists or hereafter may be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than said law permitted the Corporation to provide prior to such amendment), but the burden of proving such defense shall be on the Corporation. Neither the failure of the Corporation (including its Board of Directors, its independent legal counsel and its stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the DGCL, as the same exists or hereafter may be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than said law permitted the Corporation to provide prior to such amendment), nor the fact that there has been an actual determination by the Corporation (including its Board of Directors, its independent legal counsel and its stockholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct. The procedure for indemnification of other employees and agents for whom indemnification is provided pursuant to this Article Eight shall be the same procedure set forth in this Section 3 for directors or officers, unless otherwise set forth in the action of the Board of Directors providing indemnification for such employee or agent.
     Section 4. Other Rights; Continuation of Right to Indemnification. The indemnification and advancement of expenses provided by this Article Eight shall not be deemed exclusive of any other rights to which a person seeking indemnification or advancement of expenses may be entitled under any law (common or statutory), bylaw, agreement, vote of stockholders or Disinterested Directors or otherwise, both as to action in his/her official capacity and as to action in another capacity while holding office or while employed by or acting as agent for the Corporation, and shall continue as to a person who has ceased to be a director or officer, and shall inure to the benefit of the estate, heirs, executors and administers of such person. All rights to indemnification under this Article Eight shall be deemed to be a contract between the Corporation and each director or officer of the Corporation who serves or served in such capacity at any time while this Article Eight is in effect. Any repeal or modification of this Article Eight or any repeal or modification of relevant provisions of the DGCL or any other applicable laws shall not in any way diminish any rights to indemnification of such director or officer or the obligations of the Corporation arising hereunder with respect to any proceeding arising out of, or relating to, any actions, transactions or facts occurring prior to the final adoption of such modification or repeal. For the purposes of this Article Eight, references to “the Corporation” include all constituent corporations absorbed in a consolidation or merger as well as the resulting or surviving corporation, so that any person who is or was a director or officer of such a constituent corporation or is or was serving at the request of such constituent corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise shall stand in the same position under the provisions of this Article Eight, with respect to the resulting or surviving corporation, as he or she would if he or she had served the resulting or surviving corporation in the same capacity.
     Section 5. Insurance. The Corporation may purchase and maintain insurance on its own behalf and on behalf of any person who is or was a director, officer, employee or agent of the Corporation or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss asserted against him or her and incurred by him or her in any such capacity, whether or not the Corporation would have the power to indemnify such person against such expenses, liability or loss under the DGCL.

     Section 6. Reliance. Persons who after the date of the adoption of this provision become or remain directors or officers of the Corporation or who, while a director or officer of the Corporation, become or remain a director, officer, employee or agent of a subsidiary, shall be conclusively presumed to have relied on the rights to indemnity, advance of expenses and other rights contained in this Article Eight in entering into or continuing such service. The rights to indemnification and to the advance of expenses conferred in this Article Eight shall apply to claims made against an Indemnitee arising out of acts or omissions which occurred or occur both prior and subsequent to the adoption hereof.
     Section 7. Savings Clause. If this Article Eight or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the Corporation shall nevertheless indemnify each person entitled to indemnification under the first paragraph of this Article Eight as to all expense, liability and loss (including attorneys’ fees and related disbursements, judgments, fines, ERISA excise taxes and penalties, penalties and amounts paid or to be paid in settlement) actually and reasonably incurred or suffered by such person and for which indemnification is available to such person pursuant to this Article Eight to the full extent permitted by any applicable portion of this Article Eight that shall not have been invalidated and to the full extent permitted by applicable law.
ARTICLE NINE
ACTION BY WRITTEN CONSENT; SPECIAL MEETINGS OF STOCKHOLDERS;
ADVANCE NOTICE
     The holders of the Common Stock may not take any action by written consent in lieu of a meeting, and must take any actions at a duly called annual or special meeting of stockholders and the power of holders of the Common Stock to consent in writing without a meeting is specifically denied. Special meetings of stockholders of the Corporation may be called only by any of: (i) the Board of Directors pursuant to a resolution adopted by the affirmative vote of the majority of the total number of directors then in office, (ii) the holders representing not less than 25% of the voting power of all outstanding shares of the Corporation entitled to vote generally in the election of directors, voting together as a single class, (iii) the chairman of the board or (iv) the chief executive officer of the Corporation; provided however, that clause (ii) of this sentence shall no longer apply if at any time the shares of Outstanding Preferred Stock represent an aggregate liquidation value of less than $50,000. Notwithstanding the foregoing, the provisions of the first sentence of this Article Nine shall not apply until the later of (a) the registration of the Common Stock under Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and (b) the cessation of ownership by the holders of the Preferred Stock of at least a majority of the voting power of all outstanding shares of the Corporation entitled to vote generally in the election of directors, voting together as a single class; provided, further that in no event shall the ability of the holders of Preferred Stock to act by written consent, whether voting separately as a class or together with the holders of the Common Stock, as contemplated by the certificate of designations governing such Preferred Stock, be restricted hereby.

ARTICLE TEN
SECTION 203
     The Corporation elects not to be governed by Section 203 of the DGCL.
ARTICLE ELEVEN
INCORPORATOR INFORMATION
     The name and mailing address of the sole incorporator are as follows:

NAME	MAILING ADDRESS
Joan D. Donovan	200 East Randolph Drive
Suite 5700
Chicago, Illinois 60601
ARTICLE TWELVE
AMENDMENT
     The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation. Notwithstanding any other provision of this Certificate of Incorporation or the Bylaws of the Corporation, and notwithstanding the fact that a lesser percentage or separate class vote may be specified by law, this Certificate of Incorporation, the Bylaws of the Corporation or otherwise, but in addition to any affirmative vote of the holders of any particular class or series of the capital stock required by law, this Certificate of Incorporation, the Bylaws of the Corporation or otherwise, the affirmative vote of the holders of at least 85% of the outstanding shares of the Outstanding Preferred Stock voting separately as a single class (the “Outstanding Preferred Vote”), shall be required to adopt any provision inconsistent with, to amend or repeal any provision of, or adopt any bylaw inconsistent with, Sections 1, 2, 3 and 4 of Article Six, Article Nine or Article Twelve (but only to the extent the amendment or repeal of this Article Twelve deals with the application of the Outstanding Preferred Vote to Sections 1, 2, 3 and 4 of Article Six or Article Nine of this Certificate of Incorporation); provided, however, that the supermajority voting requirements set forth in this Article Twelve shall not apply to any amendments made to this Certificate of Incorporation in connection with the consummation of any recapitalization, reorganization, reclassification, consolidation, merger, sale of all or substantially all of the Corporation’s assets or other transaction, in each case which is effected in such a manner that the holders of Common Stock are entitled to receive (either directly or upon subsequent liquidation) stock, securities or assets with respect to or in exchange for Common Stock in the manner contemplated by Section 5E of the Certificate of Designations of the Series A Redeemable Voting Mandatorily Convertible Preferred Stock; provided further, however, if at any time the shares of Outstanding Preferred Stock represent an aggregate liquidation value of less than $50,000, the Outstanding Preferred Vote shall not be required to take any such action.
* * * * * *

          I, THE UNDERSIGNED, being the sole incorporator herein before named, for the purpose of forming a corporation pursuant to the General Corporation Law of the State of Delaware, do make this certificate, hereby declaring and certifying that this is my act and deed and the facts stated herein are true, and accordingly have hereunto set my hand on the 6th day of June, 2008.

/s/ Joan D. Donovan
Joan D. Donovan, Sole Incorporator

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